Exhibit 10.135

EMPLOYMENT AGREEMENT

between

MTI MICROFUEL CELLS, INC. and

RUSSEL MARVIN

WHEREAS, MTI Micro Fuel Cells, Inc. ("MFC") is a wholly owned subsidiary of MTI, Inc. ("MTI"); and

WHEREAS, MFC desires to promote and employ Russel Marvin as Chief Operating Officer ("COO"); and

WHEREAS, MFC and Russel Marvin ("Marvin") wish to memorialize the employment relationship as COO;

NOW THEREFORE, this Employment Agreement is entered into between MFC (or "Employer" or "Company") and Marvin (or "Employee") this 6th day of March, 2006.

1. Positions and Responsibilities

Marvin agrees to serve as the COO of MFC. In this position, Marvin shall devote his full time and energy to MFC and will be responsible for managing operations of MFC as assigned by the CEO of MFC.

2. Compensation

a) Marvin's Base Annual Salary shall be not less than $250,000.00 per year, payable pursuant to the executive employees' payroll procedures for MFC. The parties agree to re-evaluate base salary based on performance and merit at least annually during performance reviews.

b) MTI stock options previously issued Marvin in connection with his prior position with MFC will continue to vest pursuant to the terms of the applicable vesting schedule. Upon execution of this agreement, Marvin shall receive an additional 221,750 MTI stock options at the then current price per share, pursuant to the terms of the MTI employee stock option plan. These newly issued stock options shall vest at the rate of 6.25% of the total newly issued stock options per quarter (13,859.375 options per quarter) measured from the date of the execution of this agreement. The first group of stock options shall vest three months from the date of this agreement, with future vestings occurring each three months thereafter.

c) An additional 150,000 MTI stock options will be granted. Such options will vest upon the public announcement that MFC completed its milestone to have available operationally robust units for field testing by the end of 2006.

d) Change of Control - in the event of a Change of Ownership, as defined in the 1999 MTI employee stock option plan and its amendment dated March 18, 1999, all stock options shall vest immediately.

e) Compensation and Equity Parity with CEO - notwithstanding the provisions of this Agreement and for the first 18 months of this Agreement Marvin shall have the option to elect a compensation package that is equal to 70% of the compensation package (base salary and performance bonus target, stock options, and restricted shares; excluding any one time amounts paid to the CEO to reimburse for relocation costs) of the individual hired in 2006 to become Chief Executive Officer (the "new CEO") of MFC. Marvin shall elect whether to accept a compensation package that is 70% of the new CEO's compensation package within thirty (30) days of the filing of Form 8K to report the compensation package, or changes in the compensation package, of the new CEO. If Marvin elects the 70% compensation package, it shall become effective upon the commencement of the new CEO's employment with MFC. In the event of any changes in the new CEO's compensation package during the first 18 months of this Agreement, Marvin's election to accept a 70% compensation package shall become effective upon his election. Marvin's cash compensation and stock options shall be adjusted upward or downward, and/or restricted shares granted, as necessary to achieve or maintain the 70% compensation package. In no event will Marvin's base salary be reduced to less than $250,000 per year. Should a cash compensation adjustment become necessary, the adjusted cash compensation will become the base salary for the remainder of this Agreement. Any additional stock options or restricted shares granted as part of this paragraph will vest at the rate of 6.25% per calendar quarter as indicated in paragraph 2(b) of this Agreement. The intent of this clause is that Marvin shall have the option to elect a compensation package equal to 70% of the amount of the compensation package awarded to the new CEO for a duration of the first 18 months of this Agreement.

3. Other Benefits

Marvin will be entitled to four weeks vacation per year. Marvin will be eligible to participate in the MFC 401(k) retirement program and receive the employer matching contribution, to the extent permitted by the Internal Revenue Code, regulations, and discrimination testing requirements; Marvin shall receive all other insurance benefits available to executive employees of MFC under the same terms and conditions as other executive employees of MFC.

4. Termination of Employment

Marvin and the Company shall have the right to terminate Marvin's employment for any reason and for no stated reason. In the event of Marvin's termination, the Company shall pay Marvin (or in the event of Marvin's death, Marvin's beneficiary or estate), in addition to any other amounts payable hereunder: (i) the full amount of the accrued but unpaid salary Marvin earned through the date of termination; and (ii) any unpaid reimbursement for business expenses that Marvin is entitled to receive. The amounts contemplated above shall be paid to Marvin as follows: a cash lump sum payment not later than thirty (30) days following termination, in the case of accrued but unpaid salary, and not later than thirty (30) days following receipt by the Company from Marvin of appropriate documentation supporting any reimbursable expenses, in the case of reimbursable expenses.

If Marvin is terminated for Cause, the Company will not be obligated to pay Marvin's base salary for any period of time, other than that amount which is accrued but unpaid. For purposes of this Agreement, "cause" shall mean (i) gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties by Marvin; (ii) indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude, or a violation of the federal securities laws (whether or not related to Marvin's conduct at work); or (iii) Marvin's death or permanent disability (consistent with the requirements of state and federal law).

5. Termination Benefits for Involuntary Termination By The Company Without Cause

In the event of Marvin's involuntary termination without cause, Company's failure to renew agreement at substantially equivalent terms or better or in the event there is a significant diminution of Marvin's job title, responsibilities, reporting relationship, or relocation of Marvin's job to a location outside a 50 mile radius of MFC's present office location, Marvin shall continued to receive his regular base salary for a period of six months from the date of termination, regardless of whether Marvin obtains alternative employment. In this event, the Company will also pay the amount of Marvin's COBRA continuation payment, should Marvin elect continuation, for health, dental, and optical coverages, for a period of one year or until Marvin obtains equivalent coverage elsewhere, whichever occurs earlier. In this event, the Company will also pay the first year expense of converting Marvin's group life insurance coverage to an individual policy. Marvin's stock options will continue to vest, at the rate described in the Stock Options section of this Agreement, during the period in which Marvin receives termination pay. In the event Marvin is involuntarily terminated without cause during the six months immediately following a Change in Control, as defined in the 1999 MTI employee stock option plan and its amendment dated March 18, 1999, or the hiring of a new CEO, Marvin shall continue to receive his regular base salary for a period of 12 months from the date of termination.

In the event of any involuntary termination without cause, the Non-Competition Agreement effective April 4, 2005 shall become ineffective upon the cessation of termination pay. The Proprietary Information Agreement effective April 4, 2005 shall remain in full force and effect.

6. Complete Agreement

This Agreement, the Non-Competition Agreement and the Proprietary Information Agreement ("PIA") (attached hereto as Exhibit A), previously signed by Marvin constitute the complete agreement between Marvin and the Company and supercede any and all prior discussions and agreements not referred to above between Marvin and MFC or MTI. This Agreement cannot be amended except in a writing signed by both parties and is binding on the parties' successors and assigns.

7. Successors

This Agreement shall be binding on the successors and assigns of the parties whether by merger, acquisition, sale or other transfer.

8. Governing Law

This Agreement shall be governed by the laws of the state of New York.

9. Jurisdiction

The parties consent to the jurisdiction of the courts of the state of New York for the purpose of any action to compel arbitration in accordance with the terms of this Agreement.

10. Dispute Resolution

Except for violations of the Non-Competition and Proprietary Information Agreements, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law, and any other statute prohibiting employment discrimination or dealing with employment rights, and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The Arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen by the Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator's jurisdiction shall be limited to interpretation or application of this Agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement. Each party shall bear her or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally. The arbitrator is hereby authorized to award attorneys' fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys' fees pursuant to the above enumerated statutes and/or any enforcement provisions contained in those statutes.

11. Effective Date

This Agreement shall take effect on March 6, 2006 and shall remain in effect for a period of 2 years. It shall be renewed for one year periods thereafter unless either party notifies the other of its intention to terminate the agreement at least 30 days prior to the expiration date.

MTI Micro Fuel Cells, Inc.

Dated: March 6, 2006 /s/William P. Acker

William Acker

Dated: March 6, 2006 /s/ Russel Marvin

Russel Marvin